Exhibit 99.1

Midwest Air Group, Inc.

6744 South Howell Avenue

Oak Creek, Wisconsin  53154

414-570-4000

www.midwestairlines.com

Traded: AMEX (MEH)

Media Inquiries: Michael Brophy, 414-570-4206 (o) or Michael.Brophy@midwestairlines.com

Analyst/Investor Inquiries: Dennis O’Reilly, 414-570-3954 (o) or Dennis.O’Reilly@midwestairlines.com

FOR IMMEDIATE RELEASE

January 16, 2008

MIDWEST AIRLINES TO TRANSITION REGIONAL OPERATIONS TO SKYWEST;
REPOSITION SKYWAY AIRLINES AS AIRPORT SERVICES FUNCTION

Milwaukee, January 16, 2008 – Midwest Airlines (AMEX: MEH) today announced that it will transition the operation of all Midwest Connect flights from Skyway Airlines to SkyWest Airlines as part of its agreement with the St. George, Utah-based carrier to operate 50-seat Canadair regional jets for Midwest Connect. SkyWest will continue to serve regional markets now served by Skyway, using the 50-seat aircraft to fly routes currently served by 32-seat aircraft.

As flight operations transition to SkyWest in March and April, Skyway Airlines will discontinue providing regional flight operations for Midwest Airlines, which will result in the elimination of the positions of approximately 380 Skyway employees – mostly pilots, flight attendants, mechanics and dispatchers.

Skyway Airlines will continue in an airport services role – providing Ramp and Dining Services operations for Midwest Airlines and Midwest Connect, and Customer Service operations in Midwest Connect field stations. Over time, Skyway’s business will be expanded to offer these types of services to other airlines. The positions of the approximately 750 employees who provide service support functions will not be affected by today’s announcement.

The economies of operating the current Skyway fleet of 32-seat Fairchild 328JET regional jets necessitated the change in strategy, according to David C. Reeve, Skyway chairman, president and chief executive officer. In addition to rapidly rising fuel prices, operating the jets has become more costly and complex because the aircraft is no longer being produced.

“This was an extremely difficult business decision in terms of its impact on Skyway employees,” Reeve said. “However, it is necessary for the long-term success of Midwest Air Group.” He noted that there will likely be opportunities for some employees with Midwest Airlines or SkyWest Airlines, and that the company would provide severance and support to eligible employees whose positions are eliminated.

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“The change in strategy will redeploy our resources in a more strategic, cost-effective manner,” explained Reeve. “The 50-seat aircraft will provide us additional seating capacity at about the same cost of operation as the 32-seat aircraft.”

SkyWest operates a fleet of 15 50-seat regional jets for Midwest Connect as part of a five-year agreement with Midwest that began in April 2007. To support the transition, additional 50-seat aircraft will join the fleet in March and April 2008. Under the agreement, SkyWest provides aircraft, flight crews and maintenance services for the 50-seat aircraft. Midwest Airlines oversees route planning, scheduling, marketing and sales, and also sets and enforces service standards. The aircraft are painted in the Midwest Connect livery and feature Midwest’s brown leather seats.

According to Reeve, the airline plans to offer about the same number of seats in Skyway markets, but with slightly less frequency. This will result in some schedule changes; passengers will be notified if their flights are affected.

“SkyWest’s experience, excellent record of operational performance and commitment to customer service mirrors our own,” Reeve added. “Midwest Connect passengers should expect a smooth transition of service.”

Midwest Airlines features jet service throughout the United States, including Milwaukee’s most daily nonstop flights and best schedule to major destinations. Catering to business travelers and discerning leisure travelers, the airline earned its reputation as “The best care in the air” by providing passengers with impeccable service and onboard amenities at competitive fares. More information is available at http://www.midwestairlines.com.

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